Exhibit 5.1

SIDLEY AUSTIN
LEVEL 10, 7 MACQUARIE PLACE
SYDNEY NSW 2000
+61 2 8214 2200
MBARILA@SIDLEY.COM
AMERICA • ASIA PACIFIC • EUROPE	+61 2 8214 2260

March 9, 2020

Bemis Company, Inc.

2301 Industrial Drive,

Neenah, Wisconsin 54956

Amcor Finance (USA), Inc.

2801 SW 145th Avenue, Suite 350,

Miramar, Florida 33027

Amcor plc
83 Tower Road North,
Warmley,
Bristol BS30 8XP
United Kingdom

Re:	4.500% Guaranteed Senior Notes due 2021; 3.100% Guaranteed Senior Notes due 2026
3.625% Guaranteed Senior Notes due 2026; 4.500% Guaranteed Senior Notes due 2028

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Bemis Company, Inc., a Missouri corporation ( “Bemis”) and Amcor Finance (USA), Inc., a Delaware corporation (“AFUI” and, together with Bemis, the “Issuers”), Amcor plc, a public limited company incorporated in Jersey, Channel Islands (“Amcor”), Amcor Pty Ltd, a company incorporated under the laws of the Commonwealth of Australia (“Amcor Pty”) and Amcor UK Finance PLC, a public limited company incorporated in England and Wales (“AUKF”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $346,652,000 aggregate principal amount of Bemis’s 4.500% Guaranteed Senior Notes due 2021 (the “New 2021 Notes”) and the related guarantees of the New 2021 Notes (the “New 2021 Guarantees”) by AFUI, Amcor, Amcor Pty and AUKF (collectively, the “Bemis Guarantors”), which are to be offered in exchange for an equivalent aggregate principal amount of Bemis’s outstanding 4.500% Guaranteed Senior Notes due 2021 (the “Existing 2021 Notes”) and the related guarantees of the Existing 2021 Notes (the “Existing 2021 Guarantees”) by the Bemis Guarantors, (ii) $293,200,000 aggregate principal amount of Bemis’s 3.100% Guaranteed Senior Notes due 2026

Bemis Company, Inc.

Amcor Finance (USA), Inc.
Amcor plc

March 9, 2020

(the “New Bemis 2026 Notes” and, together with the New 2021 Notes, the “New Bemis Notes”) and the related guarantees of the New Bemis 2026 Notes (the “New Bemis 2026 Guarantees” and, together with the New 2021 Guarantees, the “New Bemis Guarantees”) by the Bemis Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of Bemis’s outstanding 3.100% Guaranteed Senior Notes due 2026 (the “Existing Bemis 2026 Notes” and, together with the Existing 2021 Notes, the “Existing Bemis Notes”) and the related guarantees of the Existing Bemis 2026 Notes (the “Existing Bemis 2026 Guarantees” and, together with the Existing 2021 Guarantees, the “Existing Bemis Guarantees”) by the Bemis Guarantors, (iii) $591,266,000 aggregate principal amount of AFUI’s 3.625% Guaranteed Senior Notes due 2026 (the “New AFUI 2026 Notes”) and the related guarantees of the New AFUI 2026 Notes (the “New AFUI 2026 Guarantees”) by Bemis, Amcor, Amcor Pty and AUKF (collectively, the “AFUI Guarantors” and, together with the Bemis Guarantors, the “Guarantors”), which are to be offered in exchange for an equivalent aggregate principal amount of AFUI’s outstanding 3.625% Guaranteed Senior Notes due 2026 (the “Existing AFUI 2026 Notes”) and the related guarantees of the Existing AFUI 2026 Notes (the “Existing AFUI 2026 Guarantees”) by the AFUI Guarantors, and (iv) $497,508,000 aggregate principal amount of AFUI’s 4.500% Guaranteed Senior Notes due 2028 (the “New 2028 Notes” and, together with the New AFUI 2026 Notes, the “New AFUI Notes”) and the related guarantees of the New 2028 Notes (the “New 2028 Guarantees” and, together with the New AFUI 2026 Guarantees, the “New AFUI Guarantees”) by the AFUI Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of AFUI’s outstanding 4.500% Guaranteed Senior Notes due 2028 (the “Existing 2028 Notes” and, together with the Existing AFUI 2026 Notes, the “Existing AFUI Notes”) and the related guarantees of the Existing 2028 Notes (the “Existing 2028 Guarantees” and, together with the Existing AFUI 2026 Guarantees, the “Existing AFUI Guarantees”) by the AFUI Guarantors.

The New Bemis Notes and the New AFUI Notes are collectively referred to as the “New Notes,” and the Existing Bemis Notes and the Existing AFUI Notes are collectively referred to as the “Existing Notes.” The New Notes and the Existing Notes are collectively referred to as the “Notes.” The New Bemis Guarantees and the New AFUI Guarantees are collectively referred to as the “New Guarantees,” and the Existing Bemis Guarantees and the Existing AFUI Guarantees are collectively referred to as the “Existing Guarantees.”

The Existing Bemis Notes and the Existing Bemis Guarantees were, and the New Bemis Notes and the New Bemis Guarantees will be, issued under the Bemis Notes Indenture (as defined in the Registration Statement). The Existing AFUI Notes and the Existing AFUI Guarantees were, and the New AFUI Notes and the New AFUI Guarantees will be, issued under the AFUI Notes Indenture (as defined in the Registration Statement) (the Bemis Notes Indenture

Bemis Company, Inc.

Amcor Finance (USA), Inc.
Amcor plc

March 9, 2020

and the AFUI Notes Indenture are collectively referred to as the “Indentures” and each, an “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement; the Indentures; the Officer’s Certificates issued pursuant to the Indentures, establishing each series of Notes; and the resolutions adopted by the board of directors of AFUI relating to the Registration Statement, the Indentures, the issuance by AFUI of the Existing AFUI Notes and the New AFUI Notes and the issuance by AFUI of the Existing AFUI Guarantees and the New AFUI Guarantees.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of AFUI and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to or obtained by us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to or obtained by us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of AFUI.

Based on and subject to the foregoing and the other assumptions, limitations and qualifications set forth herein, we are of the opinion that (a) each series of New Bemis Notes will be validly issued and binding obligations of Bemis and the New Bemis Guarantees of each series will be valid and binding obligations of the Bemis Guarantors and (b) each series of New AFUI Notes will be validly issued and binding obligations of AFUI and the New AFUI Guarantees of each series will be valid and binding obligations of the AFUI Guarantors when, in each case:

(i)            the Registration Statement, as finally amended (if applicable), shall have become effective under the Securities Act and the applicable Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii)           such series of New Notes shall have been duly executed by authorized officers of the applicable Issuer and authenticated by Deutsche Bank Trust Company Americas, as trustee under the applicable Indenture, all in accordance with the applicable Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Existing Notes of such series in the manner described in the Registration Statement.

Bemis Company, Inc.

Amcor Finance (USA), Inc.
Amcor plc

March 9, 2020

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.  Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any Securities (as defined in the Indentures) or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance and delivery of the New Notes and the New Guarantees:

(1)           the performance by each Issuer and the applicable Guarantors of the applicable Indenture and the issuance, delivery and performance by each Issuer of the applicable New Notes or by the applicable Guarantors of the applicable New Guarantees will not (A) contravene or violate the organizational documents of such Issuer or such Guarantors, as applicable, (B) violate any law, rule or regulation applicable to such Issuer or such Guarantors, (C) result in a default under or breach of any agreement or instrument binding upon such Issuer or such Guarantors or any order, judgment or decree of any court or governmental authority applicable to such Issuer or such Guarantors or (D) require any authorization, approval or other action by, or notice to or filing with, any court or governmental authority (other than such authorizations, approvals, actions, notices or filings which shall have been obtained or made, as the case may be, and which shall be in full force and effect); and

(2)           there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Indentures, the New Notes or the New Guarantees.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized,

Bemis Company, Inc.

Amcor Finance (USA), Inc.
Amcor plc

March 9, 2020

executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i) or (ii) insofar as such assumption relates to AFUI and we make no such assumption in clause (iii) insofar as such assumption relates to the Issuers or the Guarantors.  We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantees by any Guarantor under the terms of the Indentures.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of such State).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin